Exhibit 99.1

CytoSorbents Submits DrugSorb™-ATR Marketing Application to U.S. FDA to Reduce the Severity of Bleeding in Heart Bypass Surgery Patients on the Blood Thinner Ticagrelor and Provides Business Update

•	The De Novo medical device application for DrugSorb™-ATR is eligible for FDA priority review as an FDA Breakthrough Designated Device for this indication

•	The Health Canada Medical Device License application is ready for submission, pending the expected receipt of Medical Device Single Audit Program (MDSAP) certification in the near future

•	Expecting FDA and Health Canada decisions in 2025

PRINCETON, N.J., October 1, 2024 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, announces the submission of its DrugSorb™-ATR medical device De Novo marketing application to the U.S. Food and Drug Administration (FDA) on September 27, 2024, to reduce the severity of perioperative bleeding in patients on ticagrelor (Brilinta®, AstraZeneca) undergoing coronary artery bypass graft (CABG) surgery. The FDA has previously granted Breakthrough Device Designation to DrugSorb-ATR to address this major unmet medical need, making it eligible for priority review.

“The DrugSorb-ATR De Novo submission to FDA is the culmination of multiple years of significant clinical, regulatory, and manufacturing accomplishments company-wide, centered on the execution and data analysis from the U.S. and Canadian pivotal STAR-T randomized controlled trial and the product development of DrugSorb-ATR,” stated Dr. Phillip Chan, Chief Executive Officer. “We are very proud of our dedicated CytoSorbents team and external clinicians, collaborators, and consultants who helped to achieve this major milestone. We look forward to interactions with FDA and the timely review of our application. Meanwhile, we have also completed our DrugSorb-ATR Health Canada Medical Device License (MDL) application, which will be submitted with the expected near-term receipt of MDSAP certification.”

Ticagrelor is a blood thinning drug frequently administered in the hospital to patients suffering from a heart attack. If patients are not eligible for a coronary stent, they will often require CABG surgery to restore blood flow to heart muscle. Current guidelines recommend the delay of surgery by three to five days to allow “washout” or natural elimination of the drug to reduce the high risk of serious and potentially fatal perioperative bleeding from the use of the blood thinner. The 140 patient North American pivotal STAR-T randomized, double-blind, sham-controlled trial evaluated the safety and efficacy of DrugSorb-ATR in patients undergoing urgent CABG surgery on ticagrelor to remove the drug and reduce the severity of perioperative bleeding complications compared with patients operated without the device. These safety and efficacy data from STAR-T form the basis of our marketing approval submissions.

About the U.S. and Canadian Regulatory Pathways

The U.S. FDA De Novo process for medical devices provides a marketing pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device. Following application acceptance by FDA, De Novo submissions enter the substantive review phase where FDA Breakthrough Device designation and an associated interactive priority review, called “sprint discussions,” can accelerate the process.

The Health Canada Medical Device License (MDL) authorizes manufacturers to import or sell Class II, III, and IV medical devices in Canada. The license ensures that these devices meet the necessary safety, quality, and efficacy standards as per the Medical Devices Regulations. MDL requires MDSAP certification, which the Company expects to receive shortly, at which point it will file its MDL application.

Final regulatory decisions on DrugSorb-ATR are expected from FDA and Health Canada in 2025. DrugSorb-ATR is not yet approved or cleared in the U.S. or Canada.

Preliminary, Selected Third Quarter Financial Results and Business Update

•	We estimate that our Q3 2024 Product Sales (excluding grant income) will be in the range of approximately $8.3 million to $8.5 million, representing growth of 7% to 10%, versus $7.8 million in Q3 2023.

•	A planned temporary slowdown in production to rebalance inventory levels coupled with a short-term manufacturing issue resulted in a significantly lower number of CytoSorb devices produced in the quarter. Because of this, we estimate that our product gross margins for Q3 2024 will be in the range of approximately 50% - 60%, compared to 71% in Q3 2023. The Company believes the short-term manufacturing issue has been resolved and expects a return to more normalized production levels and product gross margins in Q4 2024. The Company continues to have sufficient inventory to meet demand.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, ECMO, heart-lung machines). CytoSorbents’ technologies are used in a number of broad applications. Two important ones are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding and 2) the removal of inflammatory agents in common critical illnesses such as sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis that can lead to massive inflammation, organ failure and patient death. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in 76 countries worldwide, with more than 250,000 devices used cumulatively to date. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs. It has received two FDA Breakthrough Device Designations: one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. In September 2024, the Company submitted a De Novo medical device application to the U.S. FDA requesting marketing approval to remove ticagrelor and reduce the severity of perioperative bleeding in CABG patients on the drug. The Company expects to submit its completed Health Canada Medical Device License (MDL) application, pending the expected receipt of Medical Device Single Audit Program (MDSAP) certification in the near future. DrugSorb-ATR is not yet approved or cleared in the United States and Canada.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others. For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 14, 2024, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer

305 College Road East

Princeton, NJ 08540

pmariani@cytosorbents.com

Investor Relations Contact:

Aman Patel, CFA

Investor Relations, ICR-Westwicke

(443) 450-4191

ir@cytosorbents.com